SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ACTUANT CORPORATION

(Exact name of registrant as specified in its charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ACTUANT CORPORATION

6100 North Baker Road

MILWAUKEE, WISCONSIN 53209

(414) 352-4160

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of ACTUANT CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of ACTUANT CORPORATION, a Wisconsin corporation, will be held on January 13, 2006 at 8:00 a.m. pacific time at LaQuinta Resort & Club, 49-499 Eisenhower Drive, LaQuinta, CA 92253, for the following purposes:

1.	To elect a Board of eight directors;

2.	To consider and vote upon a proposal to amend and restate the Company’s 2001 Outside Directors’ Stock Option Plan to allow for the issuance of restricted stock thereunder and to increase the number of shares available for issuance thereunder;

3.	To consider and vote upon a proposal to amend the Actuant Corporation 2002 Stock Plan to increase the number of shares available for issuance under the 2002 Stock Plan and to limit the term of stock options awarded under the 2002 Stock Plan to 10 years from the date of grant; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof;

all as set forth in the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on November 18, 2005 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

Whether or not you expect to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy promptly in the accompanying envelope, which requires no postage if mailed in the United States. It is important that your shares be represented at the Annual Meeting, whether your holdings are large or small. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER

Chairman of the Board

Milwaukee, Wisconsin

December 2, 2005

ACTUANT CORPORATION

6100 North Baker Road

MILWAUKEE, WISCONSIN 53209

(414) 352-4160

PROXY STATEMENT

This Proxy Statement and accompanying proxy are being first mailed to shareholders on or about December 2, 2005

This Proxy Statement and accompanying proxy are furnished to the shareholders of Actuant Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders on Friday, January 13, 2006 (the “Meeting”), and at any adjournment thereof. Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of proxy for such Meeting. The Company’s Annual Report on Form 10-K for the year ended August 31, 2005, which constitutes the 2005 Annual Report to Shareholders and accompanies this Proxy Statement, contains financial statements and certain other information concerning the Company.

A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Meeting, or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the shareholder’s directions. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the directors nominated by the Board of Directors, FOR Proposal 2, FOR Proposal 3 and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Meeting.

The cost of soliciting proxies, including forwarding expense to beneficial owners of stock held in the name of another, will be borne by the Company. The Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, including the solicitation of proxies from brokerage firms, banks, nominees, custodians and fiduciaries, for a fee of approximately $7,500 plus disbursements. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no compensation therefor in addition to their regular compensation. Shares held for the accounts of participants in the Company’s 401(k) Plan (“Savings Plan”) will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of such plan.

A majority of the votes entitled to be cast by shares entitled to vote, represented in person or by proxy, constitutes a quorum for action on a matter at the Meeting. Abstentions are counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker (“broker non-votes”), absent voting instructions from the beneficial owner will be treated as shares present for purposes of determining the presence or absence of a quorum. The voting requirements and the procedures described below are based upon provisions of the Wisconsin Business Corporation Law, the Company’s articles of incorporation and by-laws, and any other requirements applicable to the matters to be voted upon.

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

Approval of the Amended and Restated 2001 Outside Directors’ Stock Plan and the amendments to the Actuant Corporation 2002 Stock Plan require the affirmative vote of a majority of the votes cast on the proposal, provided that the total number of votes cast on the proposal represents over 50% of the Common Stock entitled to vote on the proposal. Under New York Stock Exchange rules, these proposals are considered “non-discretionary items” whereby brokers are not permitted to vote in their discretion on behalf of beneficial owners if such beneficial owners do not furnish voting instructions. Resulting “broker non-votes” are treated as not being present for the matter and, therefore, are not counted for purposes of determining whether these proposals have been approved. Abstentions are treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against these proposals.

On November 18, 2005, the record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting of Shareholders, the Company’s outstanding capital stock consisted solely of 27,110,820 shares of Class A Common Stock. Each share of Class A Common Stock outstanding on the record date is entitled to one vote on all matters submitted at the Meeting.

References to “fiscal year 2006,” “fiscal year 2005,” and “fiscal year 2004,” and other similar references refer to the Company’s fiscal years ending or ended on August 31, 2006, 2005 and 2004, respectively.

CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 1, 2005, unless otherwise indicated, certain information with respect to the beneficial ownership of common stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of common stock, by the directors and nominees for director, by each executive officer of the Company named in the Summary Compensation Table below and by the Company’s executive officers and directors as a group. Shares are deemed to be beneficially owned by any person or group who has the power to vote or direct the vote or the power to dispose or direct the disposition of such shares, or who has the right to acquire beneficial ownership thereof within 60 days.

Beneficial Owner (1)	Amount and Nature		Percent of Class
Five Percent Shareholders:
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	3,295,810	(2)	12.2%

Beneficial Owner (1)	Amount and Nature		Percent of Class
Westfield Capital Management Company, Inc. One Financial Center Boston MA 02111	2,052,107	(3)	7.6%

Named Executive Officers and Director Nominees:
Robert C. Arzbaecher President and Chief Executive Officer and Director	776,906	(4)	2.8%
William S. Blackmore Executive Vice President, Engineered Solutions	36,928	(5)	*
Gustav H.P. Boel, Executive Vice President and Director	37,462	(6)	*
Thomas J. Fischer, Director	9,000	(7)	*
Mark E. Goldstein, Executive Vice President, Tools & Supplies	69,498	(8)	*
William K. Hall, Director	23,000	(9)	*
Kathleen J. Hempel, Director	22,000	(10)	*
Andrew G. Lampereur, Executive Vice President and Chief Financial Officer	221,914	(11)	*
Robert A. Peterson, Director	13,400	(12)	*
William P. Sovey, Director	25,000	(13)	*
Larry D. Yost, Director	0	(14)	*
All Directors and Executive Officers (14 persons)	1,282,121	(15)	4.6%

*	Less than 1%

(1)	Unless otherwise noted, the specified person has sole voting power and/or dispositive power over the shares shown as beneficially owned.

(2)	Share ownership as of September 30, 2005 based on report issued to the Company by a third party service provider.

(3)	Share ownership as of September 30, 2005 based on report issued to the Company by a third party service provider.

(4)	Includes 1,200 shares held by his spouse, 1,100 shares held by his children through a custodian, 12,943 shares held in the Savings Plan, 1,950 shares held in an individual IRA Account, 30,000 shares held by a family limited partnership and 1,643 shares held in the Actuant Corporation Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). Also includes 439,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2005.

(5)	Includes 577 shares held in the Savings Plan and 351 shares held in the Deferred Compensation Plan. Also includes 22,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2005.

(6)	Includes 21,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2004. Excludes 2,150 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(7)	Includes 6,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2005.

(8)	Includes 1,741 shares held in the Savings Plan, 584 shares held in the Employee Stock Purchase Plan, 50,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2005 and 4,173 shares held in the Deferred Compensation Plan.

(9)	Includes 18,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2005. Excludes 5,538 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(10)	Includes 18,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2005.

(11)	Includes 4,568 shares held in the Savings Plan, 14,000 shares held in an individual IRA Account, 363 shares held in the Employee Stock Purchase Plan, 146,520 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2005 and 463 shares held in the Deferred Compensation Plan.

(12)	Includes 5,200 shares held in an individual IRA account and 6,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2005. Excludes 2,317 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(13)	Includes 24,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2005. Excludes 9,722 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(14)	Excludes 682 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(15)	Includes 21,150 shares held in individual IRA accounts, 30,000 shares held by a family limited partnership, 1,200 shares held by spouses, 1,100 shares held by a custodian for minor children, 1,446 shares held in the Employee Stock Purchase Plan, 25,350 shares held in the Savings Plan and 6,953 shares held in the Deferred Compensation Plan. Also includes 751,620 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2005. Excludes 20,409 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan, as to which none of the directors has any voting or dispositive power.

The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

PROPOSAL 1

ELECTION OF DIRECTORS

The board of directors currently consists of eight members. Eight directors will be elected to serve until the next annual meeting of shareholders and until their successors shall be elected and qualified. It is the intention of the persons named in the accompanying form of proxy to, unless otherwise specified in a proxy by a shareholder, vote such proxy for the election of the persons named below. In the event any of the nominees should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee. Each person named below is presently serving as a director of the Company.

	Age	Director Since
Robert C. Arzbaecher	45	2000
President and Chief Executive Officer
Gustav H.P. Boel	60	2000
Executive Vice President
Thomas J. Fischer (2)	58	2003
Consultant in corporate financial and accounting matters, retired partner of Arthur Andersen LLP
William K. Hall (1)	62	2001
Chairman, Procyon Technologies, Inc. (holding company focused on the acquisition and growth of suppliers to the global aerospace and defense industry)
Kathleen J. Hempel (2)(3)	55	2001
Private investor and Former Vice Chairman and Chief Financial Officer of Fort Howard Corp. (manufacturer, converter and marketer of sanitary tissue products)
Robert A. Peterson (1)(2)	49	2003
President and Chief Executive Officer of Norcross Safety Products L.L.C. (manufacturer and marketer of personal safety equipment)
William P. Sovey (1)(3)	72	2000
Former Chairman and Chief Executive Officer of Newell Rubbermaid, Inc. (a multi-national manufacturer and marketer of branded consumer products)
Larry D. Yost (1)(3)	67	2004
Former Chairman and Chief Executive Officer of ArvinMeritor Inc. (a multi- national manufacturer of vehicle systems)

(1)	Member of the Compensation Committee of the Board of Directors.

(2)	Member of the Audit Committee of the Board of Directors.

(3)	Member of the Nominating and Corporate Governance Committee of the Board of Directors.

All of the directors have held the positions with the Company or other organizations shown in the above table during the past five years, except for the following: (a) Gustav H.P. Boel was Senior Vice President of APW Ltd. until February 2001 and an independent business consultant from February 2001 until September 2002; (b) Thomas J. Fischer was a partner with Arthur Andersen LLP from 1980 to 2002; and (c) William K. Hall was Chairman, President and Chief Executive Officer of Procyon Technologies, Inc. from 2000 to 2003.

Robert C. Arzbaecher is a director of CF Industries Holdings, Inc. Thomas J. Fischer is a director of Badger Meter, Inc., Regal-Beloit Corporation and Wisconsin Energy Corporation. William K. Hall is a director of GenCorp Inc., A.M. Castle & Co., Great Plains Energy, Inc., Woodhead Industries, Inc. and W.W. Grainger, Inc. Kathleen J. Hempel is a director of Whirlpool Corp. and Oshkosh Truck Corp. William P. Sovey is a director of Teco Energy, Inc. Larry D. Yost is a director of Unova, Inc., Kennametal Inc. and Milacron Inc.

PROPOSAL 2

APPROVAL OF AMENDED AND RESTATED OUTSIDE DIRECTORS’ STOCK PLAN

The board of directors believes that the continued growth and profitability of the Company depends, in part, upon the ability of the Company to attract and retain highly qualified non-employee directors. As of October 1, 2005, 52,000 shares of common stock remained available for stock option grants under the Actuant Corporation 2001 Outside Directors’ Stock Option Plan. In order to achieve this objective, the board of directors has determined that it is in the best interests of the Company and its shareholders to amend and restate the 2001 Outside Directors’ Stock Option Plan to allow for the issuance of restricted stock thereunder and to increase the number of shares available for issuance thereunder from 220,000 to 320,000. Accordingly, on October 20, 2005, the board of directors adopted the amended and restated 2001 Outside Directors’ Stock Plan (which has been renamed the 2001 Outside Directors’ Stock Plan) (the “directors’ plan”), subject to shareholder approval. A copy of the plan is attached hereto as Exhibit A. The following summary of the material features of the directors’ plan is qualified in its entirety by reference to the complete text of the plan.

The affirmative vote of holders of a majority of the shares cast at the Meeting, in person or by proxy, will be required for the approval of the amendment to the directors’ plan.

The board of directors unanimously recommends that you vote FOR approval of the amendment to the directors’ plan.

Summary of Amended and Restated 2001 Outside Directors’ Stock Plan

The directors’ plan was adopted by the board of directors in August 2000 and approved by the shareholders of the Company in January 2001. The director’s plan was amended in 2002 to increase the number of shares available for issuance thereunder. The purposes of the directors’ plan are to promote the growth and development of the Company and its shareholders by increasing the proprietary interest of non-employee directors in the Company and to attract and retain highly qualified and capable non-employee directors. The directors’ plan is administered by the Compensation Committee of the board of directors. The Committee is constituted so as to permit the directors’ plan to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934.

The directors’ plan provides for the granting of nonqualified stock options and shares of restricted stock to non-employee directors of the Company. The aggregate number of shares of common stock which may be issued pursuant to options granted under the directors’ plan currently is 220,000. This number is subject to adjustment in the event of a stock split, stock distribution or other capital stock event, as described in the directors’ plan.

Stock Options

Grants of Options

The Committee is authorized to grant nonqualifed stock options to non-employee directors. The exercise price of any nonqualifed stock option must be equal to or greater than the fair market value of the shares on the date of the grant. Generally, fair market value means the closing price on the last trading day preceding the day of the transaction. The term of any nonqualified stock option awarded under the directors’ plan cannot exceed 10 years.

Exercisability and Termination

At the time of grant, the Committee in its sole discretion will determine when nonqualifed stock options are exercisable and when they expire.

Payment of Option Price

Payment for shares purchased upon exercise of a nonqualifed stock option must be made in full at the time of purchase. Payment may be made in cash, by the transfer to the Company of shares owned by the non-employee director (held at least six months if the Company is accounting for stock options using APB Opinion 25 or purchased on the open market) having a fair market value on the date of transfer equal to the option exercise price (or certification of ownership of such shares) or in such other manner as may be authorized by the Committee.

Restricted Stock

Restricted stock consists of shares which are transferred or sold by the Company to non-employee directors, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the non-employee directors. The Committee determines the time or times at which grants of restricted stock will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the passage of time or other restrictions or conditions.

The directors’ plan provides that awards of stock options and restricted stock may be granted any time prior to August 8, 2010. On that date, the directors’ plan will expire, except as to awards of restricted stock and nonqualifed stock options then outstanding, which will remain in effect until they have been exercised, the restrictions have lapsed or the awards of restricted stock or non-qualified stock options have expired or been forfeited. The directors’ plan maybe terminated at any time by the board of directors except as to nonqualified stock options then outstanding. The board of directors may also amend the directors’ plan from time to time, but shareholder approval is required in the event of certain material changes.

PROPOSAL 3

AMENDMENT TO THE 2002 STOCK PLAN

The board of directors believes that the continued growth and profitability of the Company depends, in part, upon the ability of the Company to attract and retain highly qualified employees. As of October 1, 2005, 183,717 shares of common stock remained available for awards under the Actuant Corporation 2002 Stock Plan, which we refer to as the 2002 Stock Plan. Accordingly, on October 20, 2005, the board of directors adopted an amendment to the 2002 Stock Plan, subject to shareholder approval, increasing the number of shares available for issuance under the 2002 Stock Plan from 1,000,000 to 3,000,000, provided that the number of shares of restricted stock that may be granted under the Plan shall not exceed 500,000. The board of directors also adopted an amendment to provide that the term of any stock option awarded under the Plan shall not exceed 10 years. A copy of the amendments to the 2002 Stock Plan is attached hereto as Exhibit B.

The affirmative vote of holders of a majority of the shares cast at the Meeting, in person or by proxy, will be required for the approval of the amendments to the 2002 Stock Plan.

The board of directors unanimously recommends that you vote FOR approval of the amendments to the 2002 Stock Plan.

Summary of Actuant Corporation 2002 Stock Plan

Under the 2002 Stock Plan, incentive stock options, nonqualified stock options and restricted stock (each, an “Award”) may be granted to any regular salaried employee of the Company or a subsidiary of the Company. This includes employees who are members of the board of directors, but excludes directors who are not employees of the Company or any of its subsidiaries. As of August 31, 2005, the total number of eligible employees was approximately 2,000.

The total number of shares of common stock available for issuance under the 2002 Stock Plan may currently not exceed 1,000,000 shares, and no eligible employee may be granted an award or awards covering more than 200,000 shares of common stock in any calendar year. These stock thresholds are subject to adjustment in the event of a stock split, stock distribution or other capital stock event, as described in the 2002 Stock Plan.

The 2002 Stock Plan is administered by the Compensation Committee of the board of directors, which we refer to as the Committee. The Committee is constituted so as to permit the 2002 Stock Plan to comply with the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and to afford 2002 Stock Plan participants an exemption for 2002 Stock Plan transactions pursuant to Rule 16b-3 under the Securities Exchange Act of 1934. The Committee is empowered to adopt such rules, regulations and procedures and take such other action as it deems necessary or proper for administration of the 2002 Stock Plan, including any modification, extension or renewal of any option granted thereunder. The Committee has the authority to interpret the provisions of the 2002 Stock Plan, which interpretations shall be final and conclusive. Specifically, the Committee is empowered, subject to any contrary provisions of the 2002 Stock Plan, to designate the persons to whom awards shall be granted, to grant awards in such form and amount as the Committee shall determine, to impose such limitations, restrictions and conditions upon any such award as the Committee shall deem appropriate, and to waive in whole or in part any limitations, restrictions or conditions imposed upon any such award as the Committee shall deem appropriate. However, the Committee may not amend any outstanding option issued under the 2002 Stock Plan to reduce its exercise price.

Stock Options

Stock options may be granted to eligible employees at any time as determined by the Committee (subject to the volume limitation set forth above). Options granted under the 2002 Stock Plan may be either incentive stock options under Section 422 of the Code or options that are not intended to qualify as incentive stock options (referred to as nonqualified stock options). Each option will be evidenced by an agreement between the Company and the grantee which will contain the terms and conditions required by the 2002 Stock Plan and such other terms and conditions not inconsistent therewith as the Committee may deem appropriate.

The exercise price of an option granted under the 2002 Stock Plan will be determined by the Committee. However, the exercise price may not be less than 100% of the fair market value (as defined in the 2002 Stock Plan) of the common stock when the option is granted.

For purposes of the 2002 Stock Plan, an option will be considered as having been granted on the date on which the Committee authorizes its grant (unless the Committee has designated a later grant date). Options granted under the 2002 Stock Plan may be exercisable at such times and subject to such restrictions and conditions as the Committee in each instance approves, but no option may be exercisable prior to shareholder approval of the 2002 Stock Plan. Furthermore, the period of exercisability of an incentive stock option may not exceed 10 years from the date the option is granted and no option may be treated as an incentive stock option unless the grantee exercises the option while employed by the Company (or a subsidiary) or within three months after termination of employment, unless such termination is caused by death or disability, in which case one year after such termination.

An option may be exercised in whole or in part from time to time as specified in the option agreement by the grantee giving a written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the exercise price. The exercise price may be paid either (i) in cash, (ii) by check, (iii) with the approval of the Committee, through delivery of shares of common stock which have been beneficially owned by the grantee, the grantee’s spouse or both of them for a period of at least six months prior to the exercise, or (iv) through a combination of cash and shares of common stock. If the exercise price is paid through delivery of shares of common stock, such shares will be valued at their fair market value as of the date of the exercise. The holder of an option shall not have any rights as a shareholder with respect to the shares subject to the option until certificates evidencing such shares are delivered to him or her.

Special provisions are contained in the 2002 Stock Plan covering a merger, consolidation or reorganization of the Company with another corporation in which the Company is not the surviving corporation. In those circumstances, the Committee may, subject to the approval of the board of directors of the Company or the board of directors of any corporation assuming the obligations of the Company under the 2002 Stock Plan, take action regarding each outstanding unexercised option to either (i) substitute on an equitable and economically equivalent basis an appropriate number of shares of the surviving corporation for the shares of common stock covered by the option, or (ii) cancel the option and provide for a payment to the optionee of an amount equal to the cash value of the option (determined in accordance with the provisions of the 2002 Stock Plan). In addition, the 2002 Stock Plan permits options to be granted to new eligible employees who become such as a result of the Company’s acquisition of property or stock from an unrelated corporation in substitution for options granted to such eligible employees by their former employer.

Restricted Stock

The Committee, at any time, may grant awards of restricted stock under the 2002 Stock Plan. No more than 100,000 shares of restricted stock may be granted in the aggregate during any calendar year. The Committee may condition the grant of restricted stock upon the attainment of specified levels of revenue, earnings per share, net income, return on assets, return on sales, customer satisfaction, stock price, costs, individual performance measures, continued employment with the Company or such other factors or criteria as the Committee shall determine. The provisions of various restricted stock awards need not be identical. However, all restricted stock awards shall be subject to the following terms and conditions: (i) restricted stock awards that are conditioned on the grantee’s continued employment may not become fully vested before the third anniversary of the grant date and restricted stock awards that are based upon performance factors may not become fully vested before the first anniversary of the grant date; (ii) until all applicable restrictions lapse, the grantee shall not be permitted to sell, assign, transfer, pledge, or otherwise encumber the shares of restricted stock; (iii) the grantee shall have all other rights of a shareholder of the Company with respect to the shares of restricted stock (including the right to vote the shares and the right to receive any cash dividends); (iv) unless otherwise provided in the applicable restricted stock agreement or pursuant to (v) below, all shares of restricted stock shall be forfeited by the grantee upon termination of employment; (v) in the event of a hardship or other special circumstances under which a grantee’s employment is involuntarily terminated (other than for cause), the Committee may waive in whole or in part any or all remaining restrictions attendant to shares of restricted stock held by such grantee; (vi) upon the lapse of all applicable restrictions, unlegended certificates for such shares shall be delivered to the grantee; and (vii) each award shall be subject to the terms of a restricted stock agreement. All grantees of restricted stock shall be issued a certificate in respect of such shares, registered in such grantee’s name and bearing an appropriate legend. In its discretion, the Committee may require that the certificates evidencing such shares of restricted stock be held in custody by the Company until the restrictions have lapsed.

Term of Plan

The 2002 Stock Plan will terminate 10 years after its effective date, except as to awards then outstanding, which awards will remain in effect until they have been exercised, the restrictions have lapsed or the awards have expired or been forfeited. The board of directors may also amend, modify, suspend or terminate the 2002 Stock Plan from time to time although no such action can be taken without shareholder approval if required by applicable law.

General Terms

The Company may require, as a condition to the exercise of an option or the issuance of an unrestricted stock certificate, that the grantee concurrently pay to the Company any taxes which the Company is required to withhold by reason of such exercise or lapse of restrictions. Such payment may be made either in cash, by check or, at the discretion of the Committee, and subject to all applicable rules and regulations, through shares of common stock held for a period of at least six months or shares of common stock withheld from the award having a fair market value equal to the amount of the tax obligation. No award granted under the 2002 Stock Plan shall be transferable by a grantee other than by will or the laws of descent and distribution. However, the Committee, in its discretion but in accordance with Internal Revenue Service guidance, may grant nonqualified stock options that are transferable, without payment of consideration, to family members of the grantee or to trusts or partnerships for such family members.

Certain Federal Tax Consequences

The following is a brief summary of the principal federal income tax consequences of awards under the 2002 Stock Plan based on applicable provisions of the Code now in effect. An eligible employee realizes no taxable income at the time an option is granted under the 2002 Stock Plan. An eligible employee generally realizes no taxable income at the time of an award of restricted stock, so long as the restricted stock is not vested. Stock is vested for this purpose if it is either transferable or is not subject to a substantial risk of forfeiture.

With regard to incentive stock options, no income is recognized by an eligible employee upon transfer to him of shares pursuant to his exercise of an incentive stock option. In order to avail himself of this tax benefit, the eligible employee must make no disposition of the shares so received before he has held such shares for at least one year and at least two years have passed since he was granted the option. Assuming compliance with this and other applicable tax provisions, an eligible employee will realize long-term capital gain or loss when he disposes of the shares, measured by the difference between the exercise price and the amount received for the shares at the time of disposition. If an eligible employee disposes of shares acquired by exercise of an incentive stock option before the expiration of the above-noted periods, any amount realized from such disqualifying disposition will be taxable as ordinary income in the year of disposition to the extent the lesser of (a) the fair market value of the shares on the date the option was exercised, or (b) the amount realized upon such disposition, exceeds the exercise price. Any amount realized in excess of the fair market value on the date of exercise is treated as long-term or short-term capital gain, depending upon the holding period of the shares. If the amount realized upon such disposition is less than the exercise price the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares. For purposes of the alternative minimum tax, the eligible employee shall recognize income upon the transfer of shares to him pursuant to the exercise of an incentive stock option in an amount equal to the difference between the fair market value of the shares at the time of exercise and the exercise price.

With regard to nonqualified stock options, ordinary income generally is realized by the eligible employee at the time of the exercise of an option. The amount of income is generally equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. When an eligible employee disposes of shares acquired upon the exercise of a nonqualified stock option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as long-term or short-term capital gain, depending upon the holding period of the shares, and if the amount received is less than the fair market value of the shares on the date of exercise, the loss will be treated as long-term or short-term capital loss, depending upon on the holding period of the shares.

With regard to restricted stock, ordinary income is generally recognized by an eligible employee at the time that such restricted stock vests. The amount of income is generally equal to the excess of the fair market value of the shares at the time of vesting over the purchase price for such shares, if any. When an eligible employee disposes of restricted stock, any amount received in excess of the fair market value of the shares on the date of vesting will be treated as long-term or short-term capital gain, depending upon the holding period of the shares, and if the amount received is less than the fair market value on the date of vesting, the loss will be treated as long-term or short-term capital loss, depending on the holding period of the shares. Dividends paid on restricted stock which has not vested and which has not been the subject of an election under Section 83(b) of the Code are treated as compensation income. Section 83(b) of the Code permits the eligible employee to elect, not more than 30 days after the date of grant of the restricted stock, to include as ordinary income the difference between the fair market value of the restricted stock on the date of grant and the purchase price of the restricted stock, if any.

No deduction will be allowed to the Company for federal income tax purposes at the time of the grant or exercise of any incentive stock option. At the time of a disqualifying disposition by an eligible employee, the Company will be entitled to a deduction for the amount taxable to the eligible employee as ordinary income. The Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the eligible employee is considered to have realized ordinary income in connection with the exercise of a nonqualified stock option and the grant of restricted stock, assuming compliance with Section 162(m) of the Code.

CORPORATE GOVERNANCE MATTERS

Board Meetings

There were six meetings of the board of directors (and two actions by unanimous consent), eight meetings of the Audit Committee, three meetings of the Compensation Committee and three meetings of the Nominating and Corporate Governance Committee during the fiscal year ended August 31, 2005. During the period in the last fiscal year in which they served, all members of the board of directors attended at least 75% of the aggregate number of meetings of the board of directors and all the committees on which they served.

Committees

The Compensation Committee of the board of directors determines the compensation of the Company’s executive officers, administers incentive compensation plans and equity-based plans maintained by the Company, makes recommendations to the board of directors with respect to the amendment, termination or replacement of such plans, recommends to the board of directors the compensation for board members and conducts an annual evaluation of the performance of the Compensation Committee. The Compensation Committee is comprised entirely of independent directors as defined and required by applicable New York Stock Exchange listing standards.

The Nominating and Corporate Governance Committee of the board of directors is responsible for evaluating and nominating prospective members for the Company’s board of directors. The Nominating and Corporate Governance Committee is responsible for exercising a leadership role in developing, maintaining and monitoring the Company’s corporate governance policies and procedures. The Nominating and Corporate Governance Committee is comprised entirely of independent directors as defined and required by applicable New York Stock Exchange listing standards.

The Audit Committee of the board of directors performs oversight responsibilities as they relate to the Company’s accounting policies and internal controls, financial reporting practices and legal and regulatory compliance, including, among other things:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	review of the independent auditors qualifications and independence; and

•	the performance of the Company’s internal audit function and the Company’s independent auditors.

In addition, the Audit Committee maintains, through regularly scheduled meetings, a line of communication between the board of directors and the Company’s financial management, internal auditors and independent accountants, and prepares the report to be included in the Company’s annual proxy statement, as required by the Securities and Exchange Commission rules and regulations. One of the Company’s Audit Committee members, Mr. Fischer, serves on three other audit committees. On October 20, 2005, the Company’s Board affirmatively determined that such simultaneous service would not impair Mr. Fischer’s ability to effectively serve on our Audit Committee. The Audit Committee is comprised entirely of independent directors as defined and required by applicable New York Stock Exchange Rules and Securities and Exchange Commission rules.

Each of the committees of the board of directors has adopted a written charter to govern its operations. Copies of the charters are posted on the Company’s website at www.actuant.com. Each of the charters is available free of charge upon request to the Company’s Chief Financial Officer, 6100 North Baker Road, Milwaukee, Wisconsin 53209.

Independence of Directors; Financial Expert

The Board has determined that each of Thomas J. Fischer, William K. Hall, Kathleen J. Hempel, Robert A. Peterson, William P. Sovey and Larry D. Yost (i) is “independent” within the definitions contained in the current New York Stock Exchange rules and the Company’s Corporate Governance Guidelines and (ii) has no other “material relationship” with the Company that could interfere with his or her ability to exercise independent judgement. In addition, the Board has determined that each member of the Audit Committee is “independent” within the definition contained in current Securities and Exchange Commission rules. Furthermore, the Board has determined that all members of our audit committee meet the financial literacy requirements of the New York Stock Exchange and qualify as “audit committee financial experts” as defined by the Securities and Exchange Commission.

Communications with Directors

The board has adopted a process for communications with shareholders and other interested parties. Shareholders and other interested parties who want to communicate with the board, the non-management directors as a group, or any individual director can write to:

Actuant Corporation

6100 North Baker Road

Milwaukee, Wisconsin 53209

Attention: Chairman

Depending on the subject matter, management will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors on request.

Lead Director

The independent Board members have elected a lead, independent director to serve a renewable one-year term. The lead director presides over executive sessions of the independent directors; serves as liaison between the Chairman and Chief Executive Officer of the Company and other independent directors; consults with the Chairman and Chief Executive Officer of the Company as to appropriate scheduling and agendas of meetings of the Board; and serves as the principal liaison for communication by shareholders and employees directed specifically toward non-management directors. Mr. Hall currently serves as lead director.

Board Executive Sessions

The non-employee directors of the Board regularly meet alone without any members of management being present. Mr. Hall, the lead director, presides at these sessions.

Board Attendance at Annual Meeting

There has been no formal policy with respect to attendance of the directors at the Company’s Annual Meeting of Shareholders. Nine members of the board attended the 2005 Annual Meeting of Shareholders.

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines, the current version of which may be found on the Corporate Governance page of the Company’s website at www.actuant.com, and are available free of charge upon request to the Company’s Chief Financial Officer, 6100 North Baker Road, Milwaukee, Wisconsin 53209. These guidelines reflect the Board’s commitment to a system of governance which enhances corporate responsibility and accountability.

Codes of Conduct

The Company has a Compliance Plan and Code of Conduct that applies to all officers and employees of the Company (the “Code of Conduct”). The Code of Conduct is available on the Corporate Governance page of the Company’s website at www.actuant.com.

The Company has also adopted a code of ethics that applies to its senior executive team, including its Chief Executive Officer, Chief Financial Officer and Controller. The code of ethics is posted on the Company’s website at www.actuant.com. The Company intends to post amendments to, or waivers from, provisions of its code of ethics that apply to the Chief Executive Officer, Chief Financial Officer or Controller on the Company’s website. Copies of the code of ethics will be provided free of charge upon written request directed to the Company’s Chief Financial Officer, Actuant Corporation, 6100 North Baker Road, Milwaukee, Wisconsin 53209.

Director Compensation

Directors who are not employees of the Company are paid an annual retainer of $30,000 for serving on the board of directors and an annual retainer for serving on each committee of $10,000, $5,000 and $5,000 for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively. The chairperson of each committee receives an additional annual fee of $5,000. Directors are also reimbursed for expenses incurred in connection with attendance at meetings. In fiscal year 2006, the Company will pay its lead director an annual retainer of $20,000 for his services as such.

In fiscal year 2005, each non-employee director was automatically granted an option to purchase 6,000 shares of Company common stock at an exercise price of $48.88 per share under the Company’s 2001 Outside Directors’ Stock Option Plan. If the Amended and Restated 2001 Directors’ Stock Plan is approved by the Company’s shareholders at the annual meeting, directors who are not employees of the Company will be eligible for grants of stock options or restricted stock at the discretion of the Compensation Committee.

Directors who are employees of the Company do not receive separate remuneration in connection with their service on the board or board committees.

Under the Outside Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”), each non-employee director may elect to defer all or a specified portion of his annual retainer for future payment on a date specified by the participant or upon termination of the participant’s service as a director. The amount deferred is used to purchase shares of Company common stock on the open market, which shares are then placed in a rabbi trust. Distributions from the Deferred Compensation Plan are made in Class A Common Stock. During fiscal year 2005, four directors participated in the Deferred Compensation Plan.

Directors Selection Procedures

The Nominating and Corporate Governance Committee has a role in identifying director candidates consistent with criteria established by the board, including the slate of directors presented for election at the Meeting. Historically, the Company has not had a formal policy concerning shareholder recommendations to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Company and state the shareholder’s name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate. To be included in a proxy statement, recommendations must be received not earlier than nor later than 120 calendar days preceding the date of release of the prior year’s proxy statement. The Company has not received any shareholder recommendations of director candidates with regard to the election of directors covered by this Proxy Statement or otherwise. The direct nomination of a director by shareholders must be made in accordance with the advance written notice requirements of the Company’s Bylaws. For consideration at the 2006 Annual Meeting, direct nominations must be received by the Company by September 15, 2006, but no earlier than August 16, 2006.

Nominees for director are selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to board duties.

In evaluating director nominees, the Nominating and Corporate Governance Committee also considers the following factors:

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices;

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and

•	the appropriate size of the Company’s board of directors.

The Nominating and Corporate Governance Committee’s goal is to assemble a board of directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating and Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Nominating and Corporate Governance Committee does, however, believe it appropriate for at least one, and, preferably, several, members of the board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of the board meet the definition of “independent director” under New York Stock Exchange listing standards. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the board.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members of the board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the Nominating and Corporate Governance Committee or the board decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating and Corporate Governance Committee and board of directors are polled for suggestions as to individuals meeting the criteria of the Nominating and Corporate Governance Committee. Research may also be performed to identify qualified individuals. To date, the Company has not engaged third parties to identify, evaluate or assist in identifying potential nominees, although the Company reserves the right in the future to retain a third-party search firm, if necessary.

Report of the Audit Committee

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee of the board of directors oversees and monitors the Company’s management and independent registered public accounting firm (currently PricewaterhouseCoopers LLP) throughout the financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results of operations and the assessment of the Company’s internal control over financial reporting. The Committee has discussed significant accounting policies applied by the Company in its financial statements. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Additionally, the Committee has done, among other things, the following:

•	discussed with PricewaterhouseCoopers LLP the overall scope and plans for its audit;

•	met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting;

•	reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2005 with the Company’s management and PricewaterhouseCoopers LLP;

•	discussed with PricewaterhouseCoopers LLP, the Company’s independent accountants, those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380); and

•	received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence.

Based upon the foregoing, the Committee recommended to the board of directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended August 31, 2005.

The Audit Committee also reviewed management’s process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and received periodic updates regarding management’s progress.

No member of the Committee is employed by or has any other material relationship with the Company. The board of directors has determined that each of the members of the Audit Committee qualifies as an audit committee financial expert under Securities and Exchange Commission regulations, and the Audit Committee is comprised entirely of independent directors as required by the New York Stock Exchange listing standards and the applicable rules of the Securities and Exchange Commission.

Thomas J. Fischer (Chairman)

Kathleen J. Hempel

Robert A. Peterson

EXECUTIVE COMPENSATION

Report of the Compensation Committee of the Board of Directors on Executive Compensation

Development of Compensation Approach and Objectives. The Compensation Committee of the board of directors is responsible for establishing the policies under which compensation is paid or awarded to the Company’s executive officers, and determining the amount of such compensation. No member of the Committee is employed by the Company. The Committee’s objective is to develop a total compensation program that is competitive in the marketplace and provides incentive to increase shareholder value. Each year, the Committee reviews its executive compensation policies relative to market competitiveness, and then determines what changes in the compensation program, if any, are appropriate for the following year. This review is conducted at the beginning of each fiscal year. Compensation of the Company’s executive officers currently consists of three key components—salary, bonus and stock options.

As in past years, for fiscal 2005 the Committee retained an independent outside consultant who provided data regarding the compensation practices of U.S. manufacturing companies. Competitive pay standards were derived from the results of compensation surveys, including comparisons with many manufacturing companies. This data, along with the President and Chief Executive Officer’s recommendations for particular executive officer compensation and information regarding an executive’s experience, expertise and demonstrated performance, were reviewed by the Committee in connection with setting fiscal 2005 salaries.

Stock Incentive Component. To emphasize the Committee’s belief that stock ownership by the Company’s executive officers directly focuses those executives on increasing shareholder value, officer stock ownership guidelines have been adopted. In general, it is the Company’s policy that executive officers should hold stock or options equal to a minimum of three times their base salary (recognizing that newer officers may need two or more years to build their ownership, up to that level), with at least one years’ base salary in Actuant share ownership versus vested stock options.

Stock options are granted annually to executive officers. Options may also be granted to other key employees whose present and future contributions are especially important to the Company. All option grants are priced at 100% of market value as of the date of grant. Unless earlier terminated, options expire ten years from the date of grant and generally become exercisable as to half of the options granted two years after the date of grant and fully exercisable five years after the date of grant. During fiscal year 2005, a total of 179,000 stock options were granted to the executive officers.

Key Measurement Criteria for Bonuses. Bonus payments are made to each executive officer based upon the degree of achievement of the year’s financial objectives. An executive may receive more, or less, than the target bonus based on actual business results. For fiscal 2005, each executive’s bonus was paid under the Actuant Corporation Executive Officer Bonus Plan.

Company executives not in charge of business units receive bonus payments based upon the performance of the Company as a whole. For fiscal 2005, bonuses were based on a year over year improvement in the Company’s Combined Management Measure (“CMM”). CMM is net earnings before interest, taxes and amortization less a 20% charge based upon the net assets employed, subject to adjustment as approved by the Committee. For the fiscal year ended August 31, 2005, aggregate bonuses for the Company’s executive officers not in charge of a business unit equaled 81% of the executives’ targeted bonuses.

Each executive responsible for a business unit (or a portion of a business unit) is eligible for a bonus based on the Company’s CMM and on the performance of that unit, with the measuring index utilized being the CMM for the unit. Eighty percent of such an executive’s bonus was based on the applicable unit’s CMM, with the other twenty percent based on the Company’s CMM. Bonuses for the Company’s business unit executives who were employed throughout the fiscal year 2005 ranged from 16% to 216% of their target bonuses.

Chief Executive Officer Compensation. Mr. Arzbaecher’s salary for fiscal 2005 was $670,000 and his bonus target was $536,000. Mr. Arzbaecher’s actual bonus for fiscal 2005 was $434,160 (81% of target) due to the Company’s CMM performance as described above. The Company granted Mr. Arzbaecher options to acquire 75,000 shares during fiscal 2005.

Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the Company’s federal income tax deduction to $1,000,000 per year for compensation paid to its Chief Executive Officer or any of the other executive officers named in the summary compensation table of this Proxy Statement. Performance-based compensation is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. The Company believes that its stock plans comply with the final Section 162(m) regulations adopted by the Internal Revenue Service. In order to preserve the deductibility of performance-based compensation, the Company will generally seek to comply with Section 162(m) of the Code to the extent such compliance is practicable and in the best interests of the Company and its shareholders.

Compensation Committee Charter. The Compensation Committee has adopted a written charter to govern its operations. The Compensation Committee has evaluated its compliance with its charter and determined that it has complied with its charter.

William K. Hall (Chairman)

Robert A. Peterson

William P. Sovey

Larry D. Yost

Summary Compensation Table

The following table sets forth compensation awarded to, earned by or paid to the Company’s Chief Executive Officer and each of the Company’s other four most highly compensated executive officers who were serving as executive officers at the end of fiscal 2005, for services rendered to the Company and its subsidiaries (“named executive officers”). Also included in the table is actual compensation information for those individuals for fiscal years 2004 and 2003, if they were employed by the Company at that time.

				Long-Term Compensation Awards			All Other Compensation ($)(2)(3)(4)
	Annual Compensation			Securities Underlying Options/ SARS (1)	Restricted Stock Awards ($)
Name and Principal Position	Year	Salary	Bonus
Robert C. Arzbaecher
President and Chief Executive Officer	2005	$670,000	$434,160	75,000	$-0-		$59,726
President and Chief Executive Officer	2004	580,000	933,800	86,380	-0-		43,080
President and Chief Executive Officer	2003	500,000	469,000	90,000	-0-		20,520
Williams S. Blackmore
Executive Vice President, Engineered Solutions	2005	$325,000	$39,488	20,000	$-0-		$28,363
Executive Vice President, Engineered Solutions	2004	275,000	226,600	16,000	-0-		19,714
Vice President, Engineered Solutions Americas	2003	220,000	79,904	18,000	-0-		10,751
Gustav H.P. Boel
Executive Vice President	2005	$275,000	$37,311	-0-	$240,540	(5)	$59,920
Executive Vice President, European Electrical	2004	250,000	51,750	18,000	-0-		48,635	(6)
Vice President, Kopp	2003	212,000	103,100	6,000	$114,180		-0-
Mark E. Goldstein
Executive Vice President, Tools & Supplies	2005	$340,000	$181,730	24,000	$-0-		$34,138
Executive Vice President, Tools & Supplies	2004	315,000	262,521	24,000	-0-		30,614
Vice President, Tools & Supplies	2003	265,000	216,100	24,000	-0-		55,308	(7)
Andrew G. Lampereur
Executive Vice President and Chief Financial Officer	2005	$310,000	$125,550	20,000	$-0-		$36,051
Executive Vice President and Chief Financial Officer	2004	285,000	294,975	24,000	-0-		26,219
Vice President and Chief Financial Officer	2003	250,000	150,800	24,000	-0-		17,686

(1)	Consists entirely of stock options.

(2)	The 2005 amounts represent the following: (a) the Company’s Savings Plan matching contributions as follows: Mr. Arzbaecher—$3,300, Mr. Blackmore—$3,300, Mr. Goldstein—$3,300 and Mr. Lampereur—$3,300; (b) the Company’s Savings Plan core and restoration contributions as follows: Mr. Arzbaecher—$47,699, Mr. Blackmore—$16,108, Mr. Goldstein—$17,960 and Mr. Lampereur—$18,034; (c) auto payments as follows: Mr. Arzbaecher—$7,271, Mr. Blackmore—$7,427, Mr. Goldstein—$7,245 and Mr. Lampereur—$9,950; (d) imputed income from term life insurance coverage in excess of the IRS designated tax-free amounts as follows: Mr. Arzbaecher—$1,456, Mr. Blackmore—$810, Mr. Goldstein—$810 and Mr. Lampereur—$540; (e) interest paid by the Company on loans in connection with the Executive Stock Purchase Plan as follows: Mr. Blackmore—$718, Mr. Goldstein—$810 and Mr. Lampereur—$1,664; (f) financial planning services reimbursements as follows: Mr. Boel—$ 21,454, Mr. Goldstein—$4,213 and Mr. Lampereur—$2,563; and (g) the cost of a company-provided apartment for Mr. Boel in the amount of $38,466.

(3)

The 2004 amounts represent the following: (a) the Company’s Savings Plan matching contributions as follows: Mr. Arzbaecher—$3,300, Mr. Blackmore—$3,300, Mr. Goldstein—$3,300 and Mr. Lampereur—$3,300; (b) the Company’s Savings Plan core and restoration contributions as follows: Mr. Arzbaecher— $31,101, Mr. Blackmore—$10,393, Mr. Goldstein—$15,702 and Mr. Lampereur—$12,911; (c) auto payments as follows: Mr. Arzbaecher—$7,352, Mr. Blackmore—$5,228, Mr. Goldstein—$6,589 and Mr. Lampereur—$8,363; (d) imputed income from term life insurance coverage in excess of the IRS designated tax-free amounts as follows: Mr. Arzbaecher—$1,327, Mr. Blackmore—$793, Mr. Goldstein—$810 and Mr. Lampereur—$540; and (e) financial planning services reimbursements as follows: Mr. Goldstein—$4,213 and Mr. Lampereur—$1,105.

(4)	The 2003 amounts represent the following: (a) the Company’s Savings Plan matching contributions as follows: Mr. Arzbaecher—$3,225, Mr. Blackmore—$2,655, Mr. Goldstein—$3,225 and Mr. Lampereur—$3,225; (b) the Company’s Savings Plan core contributions as follows: Mr. Arzbaecher—$6,000, Mr. Blackmore—$6,000, Mr. Goldstein—$6,000 and Mr. Lampereur—$6,000; (c) premiums paid by the Company for split-dollar life insurance for Mr. Arzbaecher—$3,787; (d) auto payments as follows: Mr. Arzbaecher—$6,916, Mr. Blackmore—$1,582, Mr. Goldstein—$5,291 and Mr. Lampereur—$8,070; (e) imputed income from term life insurance coverage in excess of the IRS designated tax-free amounts as follows: Mr. Arzbaecher—$592, Mr. Blackmore $514, Mr. Goldstein—$588 and Mr. Lampereur—$391; and (f) relocation costs paid by the Company for Mr. Goldstein—$23,565.

(5)	Mr. Boel was granted 6,000 restricted stock units in October 2004. The dollar value shown in the table above is based on the closing price of $ 40.09 per share on the date the restricted stock units were granted. The restricted stock units vest on October 27, 2007. The value of the restricted stock units as of August 31, 2005 was $254,400 based on the closing price of $42.40 per share on that date. Dividends (if any) will be paid on the restricted stock units at the same rate as other outstanding shares of the Company’s Class A Common Stock.

(6)	The amount for Mr. Boel represents the cost of a Company provided apartment.

(7)	The 2003 amount for Mr. Goldstein includes $16,639 of interest on a loan related to his relocation to the Milwaukee area, which the Company paid on his behalf.

Option/SAR Grants in Last Fiscal Year

The following table sets forth information concerning stock option grants during the last fiscal year to the named executive officers. No stock appreciation rights (“SARs”) were granted in fiscal 2005.

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year (1)	Exercise or Base Price ($/Sh)	Expiration Date (2)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
					5%	10%
Robert C. Arzbaecher	75,000	21.8%	$40.09	10/27/14	$1,890,929	$4,791,982
Williams S. Blackmore	20,000	5.8%	40.09	10/27/14	504,258	1,277,862
Mark E. Goldstein	24,000	7.0%	40.09	10/27/14	605,097	1,533,434
Andrew G. Lampereur	20,000	5.8%	40.09	10/27/14	504,258	1,277,362

(1)	Based on stock option grants for an aggregate of 343,535 shares made to all employees during the fiscal year ended August 31, 2005.

(2)

Unless earlier terminated, options expire ten years from the date of grant and generally become exercisable as to half of the shares granted two years after the date of grant and fully exercisable five years after the date of grant. In the event of a change in control of the Company, the Compensation Committee may either provide for equivalent substitute options to be granted to the optionees or a cash-out of the options based on the highest fair market value per share of Company common stock during the 60-day period immediately preceding the change in control. Optionees who earn more than $100,000 per year may elect to defer receipt of option shares upon exercise of an option. Throughout the deferral period, the deferred shares are credited with “deemed dividends” at the same rate as dividends paid on Company common stock. At the end of the deferral period, such accumulated cash dividend equivalent amounts are converted into shares of common stock and distributed with the shares of common stock issued to settle the optionee’s deferred share account.

(3)	The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the common stock price.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table sets forth information for each of the named executive officers concerning options exercised during fiscal year 2005 and the number and value of stock options outstanding at the end of the fiscal year. No SARs are outstanding.

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-the- Money Options/SARs at Fiscal Year-End ($)(2)
Name	Shares Acquired	Value Realized	Exercisable	Unexercisable (1)	Exercisable	Unexercisable
Robert C. Arzbaecher	163,280	$6,157,673	419,000	256,380	$13,638,360	$3,269,243
William S. Blackmore	-0-	-0-	14,000	50,000	281,640	497,240
Gustav H.P. Boel	-0-	-0-	12,000	18,000	359,730	190,575
Mark E. Goldstein	-0-	-0-	38,000	86,000	1,057,968	1,367,508
Andrew G. Lampereur	33,280	$1,344,349	134,520	68,000	4,572,057	872,964

(1)	Represents unvested options at the end of fiscal 2005.

(2)	Based upon the closing price of $42.40 of the common stock on the New York Stock Exchange, Composite Tape on August 31, 2005, as reported in the Wall Street Journal.

Equity Compensation Plan Information

The following table provides information as of August 31, 2005 regarding the number of shares of common stock that may be issued under the Company’s equity compensation plans.

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,988,534	$21.68	330,437	(2)(3)
Equity compensation plans not approved by security holders	-0-	N/A	-0-
Total	1,988,534	$21.68	330,437	(2)(3)

(1)

The table does not include information regarding the Company’s Outside Directors’ Deferred Compensation Plan. The plan permits deferral of director compensation into phantom stock units, which are paid out in shares of common stock. The directors who participate in the plan do not have any voting or dispositive power over the phantom stock units. As of August 31, 2005, there were 47,752 shares of common stock underlying phantom stock units held in the plan.

(2)	Comprised of 197,594 shares available under employee stock plans; 52,000 shares available under the directors’ plan; and 80,843 shares available under the employee stock purchase plan.

(3)	If the Company’s shareholders approve Proposals 2 and 3, the number of shares available for issuance under the 2002 Stock Plan will increase by 2,000,000 and the number of shares available for issuance under the directors’ plan will increase by 100,000.

Change in Control Arrangements

Certain of the Company’s stock option plans contain provisions that would be triggered by a change in control of the Company. The 1996, 2001 and 2002 Stock Option Plans permit the Compensation Committee to either provide for equivalent substitute options to be granted to the optionees upon a change in control or the cash-out of options previously granted under such plan based on the highest fair market value per share of Company common stock during the 60-day period immediately preceding the change in control. The 1990 Stock Option Plan provides for acceleration of vesting in the event of a change in control. Finally, the stock option deferral programs which are part of each stock option plan maintained by the Company require distribution of all deferred shares as soon as administratively practicable after the date of a change in control.

The Company has entered into change in control agreements with each of Messrs. Arzbaecher, Blackmore, Boel, Bowman, Goldstein, Kobylinski, Lampereur and Wieczorek, present executive officers of the Company, whereby the Company will provide the executives with termination benefits upon termination of employment following a change in control and a triggering event. A triggering event is generally defined as:

•	(a) reducing the total base compensation amount paid by the Company to the executive or (b) modifying the bonus plan applicable to the executive which results in the executive earning less than the then existing bonus plan or (c) reducing the total aggregate value of the fringe benefits received by the executive from the Company from the levels received by the executive at the time of a change in control or during the 120-day period immediately preceding the change in control; or

•	a material change in the executive’s position or duties, executive’s reporting responsibilities, or persons reporting to the executive from the levels existing at the time of a change in control or during the 180-day period immediately preceding the change in control; or

•	a change in the location or headquarters where the executive is expected to provide services of 40 or more miles from the previous location existing at the time of the change in control or during the 180-day period immediately preceding the change in control.

A change in control is defined as:

•	a sale of over 50% of the stock of the Company measured in terms of voting power, other than in a public offering or certain acquisitions by the Company; or

•	the sale by the Company of over 50% of its business or assets in one or more transactions over a consecutive 12-month period; or

•	a merger or consolidation of the Company with any other corporation if the shareholders of the Company prior to the transaction do not own at least 50% of the surviving entity; or

•	the acquisition by any means of more than 25% of the voting power or common stock of the Company by any person or group of persons (with group defined by the definitions under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); or

•	the election of directors constituting a majority of the Company’s Board of Directors pursuant to a proxy solicitation not recommended by the Company’s Board of Directors.

The terms of the change in control agreements are not uniform and vary by executive. The period of time during which a triggering event (and corresponding termination of employment) must occur in connection with a change in control vary from 6 months prior to, and 18 to 24 months following, the change in control. The termination benefits payable range from one to two times base salary plus one to two times bonus. The Company will also continue to provide welfare benefits and other perquisites which the executive was receiving at the time of the change in control for a period ranging from 12 to 24 months after termination.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2005, the Compensation Committee of the board of directors was composed of William K. Hall, Robert A. Peterson, William P. Sovey and Larry D. Yost. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executives serve on the Compensation Committee that require disclosure under applicable Securities and Exchange Commission regulations.

Performance Graph

The following graph shows the cumulative total shareholder return on the common stock during the preceding five fiscal years as compared to the returns on the Standard & Poor’s 500 Stock Index and the Dow Jones US Industrial Diversified Index. The graph assumes that $100 was invested on August 31, 2000 in the common stock and each index and that all dividends were reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG ACTUANT CORPORATION, THE S & P 500 INDEX

AND THE DOW JONES US DIVERSIFIED INDUSTRIALS INDEX

*	$100 invested on 8/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending August 31.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

	2000	2001	2002	2003	2004	2005
ACTUANT CORPORATION	$100.00	$85.91	$154.92	$208.55	$306.52	$343.46
S&P 500	100.00	75.61	62.01	69.49	77.45	87.17
DOW JONES US INDUSTRIAL DIVERSIFIED	100.00	80.30	59.68	64.27	76.71	79.20

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In August 2000, the Company adopted the Actuant Corporation Executive Stock Purchase Plan. The purpose of this plan was to facilitate the purchase of Company common stock by executive officers in order to more closely align the executive’s financial rewards with the financial rewards realized by Company shareholders and to increase the ownership of common stock among executives. The Committee designated the amount that could be borrowed by the executive officers from a financial institution and selected employees eligible to participate in the program. In connection with this plan, the Company guaranteed an individual’s loan and agreed that the Company would be responsible for interest expense incurred by the executive in excess of 4% per year. During the 2005 fiscal year, the Company subsidized a total of $2,992 of interest on loans entered into by executive officers because the prevailing interest rates were greater than 4%. The Actuant Corporation Executive Stock Purchase Plan expired on July 31, 2005, and the Company no longer guarantees an individual’s loan amount, and the Company is not responsible for interest expense. Immediately prior to the expiration of the plan, guarantees by the Company had been made for five executive officers, totaling approximately $1.6 million in the aggregate. The proceeds from the loans underlying the guarantees were used to purchase approximately 138,000 shares of Company common stock in the aggregate. The total amounts of the underlying loans immediately prior to the expiration of the plan for our executive officers were: Mr. Blackmore—$247,197, Mr. Goldstein—$209,831 and Mr. Lampereur—$572,443.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, executive officers and persons who beneficially own 10% or more of the common stock are required to report their initial ownership of common stock and subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by those due dates during fiscal 2005. Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that all of those filing requirements were satisfied with respect to fiscal 2005, except for late filings on Form 4 that occurred on November 30, 2004 to report options granted on October 27, 2004 for the following officers: Mr. Arzbaecher, Mr. Blackmore, Mr. Bowman, Mr. Goldstein, Mr. Kobylinski, Mr. Lampereur, Mr. Staple and Mr. Wieczorek; and a late filing on Form 4 that occurred on November 30, 2004 to report restricted stock granted on October 27, 2004 to Mr. Boel.

Independent Public Accountants

The Company has retained PricewaterhouseCoopers LLP as its accountants for fiscal year 2006.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Meeting and available to respond to appropriate questions and make a statement if desired.

Fees Billed to the Company by PricewaterhouseCoopers LLP During Fiscal Year 2005 and 2004

PricewaterhouseCoopers LLP was the Company’s principal accountant for fiscal years 2005 and 2004. Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for such fiscal years were as follows:

	Fiscal Year Ended August 31, 2005	Fiscal Year Ended August 31, 2004
Audit Fees	$1,430,000	$653,000
Audit-Related Fees	$204,000	$114,000
Tax Fees	$572,000	$376,000
All Other Fees	$-0-	$-0-

Audit Fees were for professional services rendered for the audit of the Company’s annual financial statements, the review of quarterly financial statements, the preparation of statutory and regulatory filings, and the issuance of comfort letters and consents, and related out of pocket expenses. In addition, audit fees for fiscal year 2005 include fees for professional services rendered in connection with the audit of the Company’s internal control over financial reporting. Audit-Related Fees were for professional services rendered in connection with accounting consultations, due diligence and audits in connection with acquisitions, procedures in connection with the Company’s equity offering and consultations regarding the implementation of the provisions of Section 404 of the Sarbanes-Oxley Act of 2002. For fiscal year 2005, Tax Fees consist of $292,000 for professional services related to tax compliance, including foreign tax return preparation and transfer pricing studies, and $280,000 for professional services related to tax planning and tax advice. For fiscal year 2004, Tax Fees consist of $216,000 billed for professional services related to tax compliance, including foreign tax return preparation, transfer pricing studies and IRS audit assistance, and $160,000 billed for tax planning and tax advice.

The Audit Committee has considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP to PricewaterhouseCoopers LLP’s continued independence and has concluded that the independence of PricewaterhouseCoopers LLP is not compromised by the performance of such services.

The Audit Committee has adopted policies and procedures for the pre-approval of the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. All annual recurring audit fees require specific approval by the Audit Committee prior to the work commencing. All non-audit services which involve more that $50,000 in fees require specific approval by the Audit Committee prior to the work commencing. The Audit Committee has given general pre-approval for all legally allowable services provided by the independent auditor that involve less than $50,000. Any such engagement must be specifically pre-approved by management and management must provide quarterly reports of such activity to the Audit Committee.

Shareholder Proposals

Shareholder proposals must be received by the Company no later than August 4, 2006 in order to be considered for inclusion in the Company’s annual meeting proxy statement next year. Shareholders who wish to submit a proposal not intended to be included in the Company’s annual meeting proxy statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s bylaws to provide notice of such proposal or nomination to the principal executive offices of the Company. This notice must be delivered to the Company by September 15, 2006, but no earlier than August 16, 2006, to be considered for a vote at next year’s annual meeting. The notice must contain the information required by the Company’s bylaws.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report on Form 10-K for the fiscal year ended August 31, 2005 may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report on Form 10-K either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Chief Financial Officer, we will provide a separate copy of the annual report and/or proxy statement.

Additional Matters

Other than the proposals and matters described herein, management is not aware of any other matters which will be presented for action at the Meeting. If other matters do come before the Meeting, including any matter as to which the Company did not receive notice by October 18, 2005 and any shareholder proposal omitted from this Proxy Statement pursuant to the applicable rules of the Securities and Exchange Commission, it is intended that proxies will be voted in accordance with the judgment of the person or persons exercising the authority conferred thereby.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER

Chairman of the Board

Milwaukee, Wisconsin

December 2, 2005

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, shareholders are requested to complete, date, sign and return their proxies as soon as possible.

A copy (without exhibits) of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2005, as filed with the Securities and Exchange Commission, has been provided with this Proxy Statement. Additional copies of the Form 10-K are available, free of charge, upon request directed to Andrew Lampereur, Executive Vice President and Chief Financial Officer, Actuant Corporation, P.O. Box 3241, Milwaukee, Wisconsin 53201.

Exhibit A

ACTUANT CORPORATION

AMENDED AND RESTATED 2001 OUTSIDE DIRECTORS’ STOCK PLAN

(as amended and restated on October 20, 2005)

Article I. INTRODUCTION

1.1 Purpose. This plan shall be known as the Actuant Corporation Amended and Restated 2001 Outside Directors’ Stock Plan (the “Plan”). The purposes of this Plan are to promote the growth and development of Actuant Corporation (the “Company”) and its shareholders by increasing the proprietary interest of Outside Directors in the Company and to attract and retain highly qualified and capable Outside Directors.

1.2 Effective Date. The original effective date of the Plan was August 8, 2000, and the Plan was approved by the Company’s shareholders. On October 20, 2005, the Board of Directors of the Company approved the amendment and restatement of the Plan to allow for the grant of restricted stock to Outside Directors, in addition to stock options, subject to approval by the Company’s Shareholders. Any Award of restricted stock granted hereunder prior to such shareholder approval shall be expressly conditioned upon such shareholder approval of the Plan.

Article II. PLAN DEFINITIONS

2.1 Definitions. For Plan purposes, except where the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

“Award” shall mean the grant of any form of stock option or restricted stock.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean the Compensation Committee of the Board, as described in Section 4.01.

“Company” shall mean Actuant Corporation, or any entity that is a successor to the Company.

“Company Stock” shall mean Class A common stock, $.20 par value per share, of the Company and such other stock and securities as may be substituted therefor pursuant to Section 3.02.

“Fair Market Value” on any date shall mean, with respect to Company Stock, if the stock is then listed and traded on a registered national securities exchange, or is quoted in the NASDAQ National Market System, the mean of the high and low sale prices recorded in composite transactions. In the absence of reported sales on such date, or if the stock is not so listed or quoted, but is traded in the over-the-counter market, “Fair Market Value” shall be the mean of the closing bid and asked prices for such shares on such date, or, if not so reported as obtained from a bona fide market maker in such shares.

“Grantee” shall mean any person who has been granted an Award under the Plan.

“Outside Director” shall mean a director of the Company who is not also an employee of the Company.

Article III. SHARES SUBJECT TO OPTION

3.1 Available Shares. The total number of shares of Company Stock that may be issued under the Plan shall in the aggregate not exceed 320,000 shares. Shares subject to and not issued under an option which expires, terminates, is canceled or forfeited for any reason under the Plan and shares of restricted Company Stock which have been forfeited shall again become available for the granting of Awards.

3.2 Adjustment Provisions. If the Company shall at any time change the number of issued shares of common stock by stock dividend, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, the total number of shares reserved for issuance under the Plan and the number of shares covered by each outstanding award and the price therefor, if any, shall be equitably adjusted by the Committee, in its sole discretion.

In the event of any merger, consolidation or reorganization of the Company with or into another corporation which results in the outstanding common stock of the Company being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted, on an equitable basis as determined by the Committee in its discretion, for each share of common stock then subject to a benefit granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of common stock of the Company will be entitled pursuant to the transaction.

Article IV. ADMINISTRATION

4.1 Administration by the Committee. The Plan shall be administered by the Compensation Committee of the Board, or such other committee of the Board as the Board may from time to time determine. The Committee shall be constituted so as to permit the Plan to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule).

4.2 Committee Powers. The Committee is empowered to adopt such rules, regulations and procedures and take such other action as it shall deem necessary or proper for the administration of the Plan and, in its discretion, may modify, extend or renew any option theretofore granted; provided, however, that the Committee may not amend any such option to reduce the exercise price. The Committee shall also have authority to interpret the Plan, and the decision of the Committee on any questions concerning the interpretation of the Plan shall be final and conclusive. The Committee may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

Subject to the provisions of the Plan, the Committee shall have full and final authority to:

designate the persons to whom Awards shall be granted;

grant Awards in such form and amount as the Committee shall determine;

impose such limitations, restrictions and conditions upon any such Award as the Committee shall deem appropriate; and

waive in whole or in part any limitations, restrictions or conditions imposed upon any such Award as the Committee shall deem appropriate.

Article V. ELIGIBILITY

Outside Directors of the Corporation shall be eligible to participate in the Plan.

Article VI. RESTRICTED STOCK

Restricted stock may be awarded to Outside Directors under such terms and conditions as shall be established by the Committee. Restricted stock shall be subject to such restrictions as the Committee determines, including, without limitation, a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period. All restrictions shall expire at such times as the Committee shall specify. Each restricted stock Award shall be confirmed by, and subject to the terms of, a Restricted Stock Award Agreement.

Article VII. STOCK OPTIONS

Stock options may be granted to Outside Directors, at any time as determined by the Committee. The Committee shall determine the number of shares subject to each option. The option price for each option shall be determined by the Committee but shall not be less than 100% of the fair market value of the Company’s common stock on the date the option is granted. Each option shall expire at such time as the Committee shall determine at the time of grant. Options shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no option shall be exercisable later than the tenth anniversary of its grant. The option price, upon exercise of any option, shall be payable to the Company in full by (a) cash payment or its equivalent, (b) tendering previously acquired shares (held for at least six months if the Company is accounting for Stock Options using APB Opinion 25 or purchased on the open market) having a fair market value at the time of exercise equal to the option price or certification of ownership of such previously-acquired shares, (c) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and any withholding taxes due to the Company and (d) such other methods of payment as the Committee, at its discretion, deems appropriate. In no event shall the Committee cancel any outstanding stock option for the purpose of reissuing the option to the participant at a lower exercise price or reduce the option price of an outstanding option. Each stock option Award shall be confirmed by, and subject to the terms of, a Stock Option Award Agreement.

Article VIII. GENERAL

8.1 Nontransferability. No option shall be transferable by a Grantee otherwise than by will or the laws of descent and distribution, provided that in accordance with Internal Revenue Service guidance, the Committee, in its discretion, may grant nonqualified stock options that are transferable, without payment of consideration, to family members of the Grantee or to trusts or partnerships for such family members. The Committee may also amend outstanding stock options to provide for such transferability. No unvested shares of restricted stock shall be transferable by a Grantee otherwise than by will or the laws of descent and distribution.

8.2 General Restriction. Each Award shall be subject to the requirement that if at any time the Board or the Committee shall determine, in its discretion, that the listing, registration, or qualification of securities upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the issue or purchase of securities thereunder, such Award may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or the Committee.

8.3 No Promise of Continued Service as a Director. Nothing in the Plan or in any option granted under the Plan shall confer on any director any right to continue as a director of the Company or affect the right of the Company to terminate his or her service to the Company at any time.

8.4 Expiration and Termination of the Plan. The Plan will terminate ten (10) years after the original effective date of the Plan, except as to Awards then outstanding under the Plan, which Awards shall remain in effect until they have been exercised, the restrictions have lapsed or the Awards have expired or been forfeited. The Plan may be abandoned or terminated at any time by the Board of Directors of the Company, except with respect to any Awards then outstanding under the Plan.

8.5 Amendments. The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall be made without shareholder approval where such change would be required in order to comply with Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule) or the Code, increase the number of shares available for issuance (other than as provided in Section 3.02), or decrease the minimum option price. Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Awards granted under the Plan, accept the surrender of outstanding options (to the extent not theretofore exercised), or authorize the granting of new options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, no modification of an Award (either directly or through modification of the Plan) shall, without the consent of the Grantee, alter or impair any rights of the Grantee under the Award. In no event shall the Committee cancel any outstanding option for the purpose of reissuing the option to the Grantee at a lower exercise price without shareholder approval unless the new option is granted to reflect stock splits, stock dividends, spin-offs or transactions in which the new option preserves the same economic terms as the outstanding option.

8.6 Construction. Except as otherwise required by applicable federal laws, the Plan shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.

Exhibit B

SECOND AMENDMENT TO

ACTUANT CORPORATION

2002 STOCK PLAN

This Second Amendment (this “Amendment”) to the 2002 Stock Plan (the “Plan”) is hereby established by Actuant Corporation, a Wisconsin corporation (the “Company”), and adopted by its Board of Directors as of the 20th day of October, 2005 (the “Effective Date”).

RECITALS

A. The Board of Directors of the Company (the “Board”) previously approved, and the shareholders of the Company previously approved and adopted, the Plan.

B. The Plan was previously amended on January 13, 2003 by the Board of Directors.

C. The Board has deemed that it is in the best interests of the Company to further amend the Plan.

AMENDMENT

1. Article III, Section 3.01 of the Plan is hereby deleted in its entirety and replaced with the following:

“III. Shares Available for Awards

3.01 Available Shares. The maximum number of shares of Company Stock with respect to which Awards may be granted under the Plan shall be 3,000,000, provided that the number of shares of restricted Company Stock which may be granted under the Plan shall not exceed 500,000. Shares subject to and not issued under an option which expires, terminates, is canceled or forfeited for any reason under the Plan and shares of restricted Company Stock which have been forfeited before the Grantee has received any benefits of ownership, such as dividends from the forfeited shares, shall again become available for the granting of Awards.”

2. Section 6.04(b) of the Plan is hereby deleted in its entirety and replaced with the following:

“ (b) No Option Period for a stock option may exceed ten (10) years from the date the option is granted.”

Date approved by the Board: October 20, 2005

B-1

PROXY

CLASS A COMMON STOCK

ACTUANT CORPORATION

ANNUAL MEETING OF SHAREHOLDERS – JANUARY 13, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ROBERT C. ARZBAECHER and ANDREW G. LAMPEREUR, and each of them, are hereby authorized as Proxies, with full power of substitution, to represent and vote the Class A Common Stock of the undersigned at the Annual Meeting of Shareholders of Actuant Corporation, a Wisconsin corporation, to be held on Friday, January 13, 2006, or any adjournment thereof, with like effect as if the undersigned were personally present and voting, upon the matters indicated on the reverse side of this card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE

UNDERSIGNED SHAREHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NAMES

LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

IMPORTANT – THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

(Continued on Reverse Side)

ACTUANT CORPORATION

PLEASE MARK VOTES AS IN THIS EXAMPLE USING DARK INK ONLY ☒

[	]

The Board of Directors recommends a vote FOR each of the proposals below:

1.	Election of Directors: Robert C. Arzbaecher, Gustav H.P. Boel,	For All ☐	Withhold All ☐	For all Except ☐	2. To approve the Amended and Restated 2001 Outside Directors’ Stock Plan.	For ☐	Against ☐	Abstain ☐
	Thomas J. Fischer, William K. Hall, Kathleen J. Hempel, Robert A. Peterson, William P. Sovey, Larry D. Yost				3. To approve the amendments to the Actuant Corporation 2002 Stock Plan.	For ☐	Against ☐	Abstain ☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the name(s) of such nominees(s) above.)

4.  In their discretion, upon such other business as may properly come before the Meeting or any adjournment thereof; all as set out in the Notice and

     Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

Indicate changes below:

Address Change?     ☐                               Name Change?     ☐

Check appropriate box

Date:

Signature(s)

PLEASE SIGN PERSONALLY AS NAME APPEARS AT LEFT. When

signing as attorney, executor, administrator, personal representative, trustee or guardian, give full title as such. If name of two or more persons, all should sign.

é    FOLD AND DETACH HERE    é

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE